As Filed Pursuant to Rule 424(b)(3)
Registration No. 333-275636

PROSPECTUS

168,725,925 Shares

Common Stock

Offered by the Selling Securityholders

This prospectus relates to the resale from time to time of up to an aggregate of 168,725,925 shares of our common stock, $0.0001 par value per share, by the selling securityholders identified in this prospectus (collectively with any donees, pledgees, assignees, transferees or other successors-in-interest, the “Selling Securityholders”), pursuant to a Securities Purchase Agreement (the “Purchase Agreement”) between Aligos Therapeutics, Inc. (the “Company”) and the Selling Securityholders, which consist of (i) 31,429,266 shares of our common stock presently issued and outstanding, (ii) 81,054,686 shares of our common stock issuable upon the exercise of outstanding pre-funded warrants to purchase shares of our common stock held by certain Selling Securityholders (the “Pre-Funded Warrants”), and (iii) 56,241,973 shares of our common stock issuable upon the exercise of outstanding common warrants to purchase shares of our common stock held by certain Selling Securityholders (the “Common Warrants” and together with the Pre-Funded Warrants, the “Warrants”) upon the satisfaction of specified conditions set forth in the Purchase Agreement. The Warrants may be exercised in whole or in part at the discretion of the holder, subject to the limitations set forth therein. This prospectus provides you with a general description of the securities.

The Selling Securityholders may, from time to time, sell, transfer, or otherwise dispose of any or all of their securities on any stock exchange, market, or trading facility on which the securities are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution” which begins on page 21.

We have two classes of common stock: the voting common stock that the Selling Securityholders may, from time to time, sell, transfer, or otherwise dispose of and non-voting common stock. For a description of the rights of the voting common stock and non-voting common stock, please see “Description of Securities” beginning on page 9 of this prospectus. Unless otherwise noted, all references in this prospectus to our “common stock,” “common shares” or “shares” refers to our voting common stock.

We are not offering any shares of our common stock for sale under this prospectus. We will not receive any of the proceeds from the sale of common stock by the Selling Securityholders. All expenses of registration incurred in connection with this offering are being borne by us. Moreover, we will receive the exercise price upon any exercise of the Warrants, to the extent exercised on a cash basis. We currently intend to use such proceeds, if any, to fund working capital and other general corporate purposes. The holders of the Warrants are not obligated to exercise the Warrants, and we cannot predict whether or when, if ever, the holders of the Warrants will choose to exercise their respective Warrants, in whole or in part.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE SECTION TITLED “RISK FACTORS” ON PAGE 7 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “ALGS.” On November 27, 2023, the last reported sale price of our common stock on the Nasdaq Global Select Market was $0.708 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 27, 2023.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”), using a “shelf” registration process. By using a shelf registration statement, the Selling Securityholders may, from time to time, sell up to 168,725,925 shares of common stock in one or more offerings as described in this prospectus. In connection with the offer and sale of securities by the Selling Securityholders, the Selling Securityholders may provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. Any such prospectus supplement or free writing prospectus may also add, update or change information contained or incorporated by reference in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read both this prospectus and any applicable prospectus supplement or free writing prospectuses, together with the additional information described under the section titled “Where You Can Find More Information; Incorporation by Reference.”

Neither we, nor the Selling Securityholders, have authorized anyone to provide you with any information or to make any representations other than those contained or incorporated by reference in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the Selling Securityholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the section titled “Risk Factors” contained in this prospectus, any applicable prospectus supplement and any applicable free writing prospectus, and under similar sections in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

When we refer to “Aligos,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Aligos Therapeutics, Inc. and its subsidiaries, taken as a whole, unless otherwise specified. When we refer to “you,” we mean the potential holders of the applicable series of securities.

This prospectus also includes trademarks, tradenames, and service marks that are the property of us or other organizations. Solely for convenience, trademarks and tradenames referred to in this prospectus appear without the ® or ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable owner will not assert its rights to these trademarks and tradenames.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking concerning our business, operations and financial performance and condition, as well as our plans, objectives and expectations for our business, operations and financial performance and condition. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that are in some cases beyond our control and may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “seek,” “should,” “target,” “will,” “would,” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. These forward-looking statements include, but are not limited to, statements about:

•

the scope, progress, results and costs of developing our drug candidates or any other future drug candidates, and conducting nonclinical studies and clinical trials, including our ALG-055009, ALG-000184, ALG-097558 and ALG-125755 clinical trials;

•	the scope, progress, results and costs related to the research and development of our pipeline;

•	the timing of, and costs involved in, obtaining and maintaining regulatory approval for any of our current or future drug candidates, and any related restrictions or limitations;

•

our expectations regarding the potential market size and size of the potential patient populations for ALG-055009, ALG-000184, ALG-097558 and ALG-125755, our other drug candidates and any future drug candidates, if approved for commercial use;

•	our ability to maintain existing, and establish new, collaborations, licensing or other arrangements and the financial terms of any such agreements;

•	our commercialization, marketing and manufacturing capabilities and expectations;

•	the rate and degree of market acceptance of our drug candidates, as well as the pricing and reimbursement of our drug candidates, if approved;

•	the implementation of our business model and strategic plans for our business, drug candidates and technology, including additional indications for which we may pursue;

•	the scope of protection we are able to establish and maintain for intellectual property rights covering our drug candidates, including the projected term of patent protection;

•	any lawsuits related to our drug candidates or commenced against us;

•	estimates of our expenses, future revenue, capital requirements, our needs for additional financing and our ability to obtain additional capital;

•	developments and projections relating to our competitors and our industry, including competing therapies and procedures;

•	regulatory and legal developments in the United States and foreign countries;

•	the performance of our third-party suppliers and manufacturers;

•	our ability to attract and retain key management, scientific and medical personnel;

•	our expectations regarding the period during which we will qualify as an emerging growth company under the Jumpstart Our Business Startups Act of 2012;

•	our expectations regarding our ability to obtain, maintain, enforce and defend our intellectual property protection for our drug candidates; and

•	other risks and uncertainties, including those listed under the caption “Risk Factors.”

These forward-looking statements are based on management’s current expectations, estimates, forecasts and projections about our business and the industry in which we operate and management’s beliefs and assumptions and are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors that are in some cases beyond our control. As a result, any or all of our forward-looking statements in this prospectus and the documents incorporated by reference herein may turn out to be inaccurate. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the section titled “Risk Factors” contained in this prospectus, any applicable prospectus supplement and any applicable free writing prospectus, and under similar sections in other documents that are incorporated by reference into this prospectus. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements contained herein for any reason after the date of this report to conform these statements to new information, actual results or changes in our expectations, except as required by applicable law.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and you are cautioned not to unduly rely upon these statements.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our corporate website address is https://www.aligos.com. The information on, or accessible through, our website, however, is not, and should not be deemed to be, a part of this prospectus or any prospectus supplement. We have included our website address as an inactive textual reference only.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement or any related free writing prospectus that we may provide about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in this prospectus, between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including any Compensation Committee report, Audit Committee report, performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 9, 2023;

•

the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2022 from our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 28, 2023;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023 filed with the SEC on May 4, 2023, August 3, 2023 and November 2, 2023, respectively;

•	our Current Reports on Form 8-K filed with the SEC on July 25, 2023, August 1, 2023, September 7, 2023, October 18, 2023, October 25, 2023, November 15, 2023 and November 22, 2023; and

•	the description of our common stock, contained in Exhibit 4.3 to the Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC on March 9, 2023.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Aligos Therapeutics, Inc.

One Corporate Dr., 2nd Floor

South San Francisco, CA 94080

(800) 466-6059

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

THE COMPANY

Overview

We are a clinical-stage biopharmaceutical company focused on developing novel therapeutics to address unmet medical needs in liver diseases and viral infections, including in the areas of non-alcoholic steatohepatitis (NASH), coronavirus (e.g., SARS-CoV-2 and related infections) and chronic hepatitis B (CHB). We utilize our proprietary small molecule and oligonucleotide platforms to develop pharmacologically optimized drug candidates for use in combination regimens designed to achieve improved treatment outcomes.

Corporate Information

We were incorporated in the state of Delaware on February 5, 2018. Our principal executive offices are located at One Corporate Drive, 2nd Floor, South San Francisco, California 94080, and our telephone number is (800) 466-6059. Our website address is https://www.aligos.com. The information on, or that can be accessed through, our website is not part of this prospectus and is not incorporated by reference herein. We have included our website address as an inactive textual reference only.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and any applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q, and any subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement and any applicable free writing prospectus before making a decision about investing in our securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of common stock being offered by any of the Selling Securityholders.

The Selling Securityholders will pay any underwriting discounts, commissions, placement agent fees or other similar expenses incurred by the Selling Securityholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration, listing and qualifications fees, printers and accounting fees, and fees and disbursements of our counsel.

We will receive proceeds from the exercise of the Warrants for cash, if any, but not from the sale of the shares of common stock issuable upon such exercise. If any of the Warrants are exercised on a net exercise cashless basis, we would not receive any cash payment from the applicable Selling Securityholder upon any such exercise. Unless otherwise disclosed in a prospectus supplement, we intend to use any net proceeds from the exercise of Warrants for cash to fund working capital and other general corporate purposes.

DESCRIPTION OF SECURITIES

The following summary describes the capital stock of Aligos Therapeutics, Inc. (the “Company,” “we,” “us” and “our”) and the material provisions of our amended and restated certificate of incorporation and our amended and restated bylaws and of the Delaware General Corporation Law. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our amended and restated certificate of incorporation and amended and restated bylaws, copies of which are incorporated by reference as Exhibits 3.1 and 3.2, respectively, to our Annual Report on Form 10-K.

General

Our authorized capital stock consists of 300,000,000 shares of common stock, $0.0001 par value per share, 20,000,000 shares of non-voting common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.0001 par value per share.

Common Stock and Non-Voting Common Stock

Voting Rights

The holders of our common stock and non-voting common stock have identical rights, provided that, (i) except as otherwise expressly provided in our amended and restated certificate of incorporation or as required by applicable law, on any matter that is submitted to a vote by our stockholders, holders of our common stock are entitled to one vote per share of common stock, and holders of our non-voting common stock are not entitled to any votes per share of non-voting common stock, including for the election of directors, and (ii) holders of our common stock have no conversion rights, while holders of our non-voting common stock have the right to convert each share of non-voting common stock into one share of common stock at such holder’s election, provided that as a result of such conversion, such holder, together with its affiliates and any members of a Schedule 13(d) group with such holder, would not beneficially own in excess of 4.99% of our common stock immediately prior to and following such conversion, unless otherwise expressly provided for in our amended and restated certificate of incorporation. However, this ownership limitation may be increased to any other percentage designated by such holder of non-voting common stock upon 61 days’ notice to us or decreased at any time upon notice to us.

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors. In addition, the affirmative vote of holders of 66-2/3% of the voting power of all of the then outstanding voting stock will be required to take certain actions, including amending certain provisions of our amended and restated certificate of incorporation, such as the provisions relating to amending our amended and restated bylaws, our classified board and director liability.

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock and non-voting common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Rights Upon Liquidation

In the event of our liquidation, dissolution or winding up, holders of our common stock and non-voting common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Other Rights

Holders of our common stock and non-voting common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock or non-voting common stock. The rights, preferences and privileges of the holders of our common stock and non-voting common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of our preferred stock that we may designate in the future.

Fully Paid and Nonassessable

All of our outstanding shares of common stock and non-voting common stock are fully paid and nonassessable.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action.

Warrants

On October 23, 2023, we entered into a Securities Purchase Agreement with certain purchasers named therein, pursuant to which we sold 31,429,266 shares of our common stock, Pre-Funded Warrants to purchase up to 81,054,686 shares of our common stock and accompanying Common Warrants to purchase up to 56,241,973 shares of our common stock.

As of November 16, 2023, Pre-Funded Warrants to purchase up to 81,054,686 shares of our common stock and Common Warrants to purchase up to 56,241,973 shares of our common stock were outstanding.

The material terms and provisions of the warrants to purchase shares of common stock are summarized below. This summary is subject to and qualified in its entirety by the form of pre-funded warrant and form of common warrant, each of which was filed with the SEC as an exhibit to our Current Report on Form 8-K on October 25, 2023.

Pre-Funded Warrants

The Pre-Funded Warrants have an exercise price of $0.0001 per share of common stock and are exercisable until exercised in full. The exercise price and number of shares of common stock issuable upon exercise of the Pre-Funded Warrants may be adjusted upon the occurrence of specific events, including stock dividends, stock splits, reclassifications and combinations of the Company’s common stock.

We issued the Pre-Funded Warrants in certificated form. A holder of a Pre-Funded Warrant certificate may exercise such Pre-Funded Warrant with the notice of exercise form attached to the Pre-Funded Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price for the number of Pre-Funded Warrants being exercised.

Under the terms of the Pre-Funded Warrants, a holder (together with its affiliates) may not exercise any portion of a Pre-Funded Warrant to the extent that the holder would beneficially own more than 4.99% or 9.99% (the percentage that was elected by each holder prior to the issuance of the Pre-Funded Warrants) of our common stock outstanding immediately after exercise. However, upon at least 61 days’ prior notice from the holder to the Company, a holder with a 4.99% or 9.99% beneficial ownership blocker may increase or decrease the amount of ownership of outstanding common stock after exercising the holder’s Pre-Funded Warrant up to 19.99% of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants.

The holders of the Pre-Funded Warrants must pay the exercise price upon exercise of the Pre-Funded Warrants, unless such holders are utilizing the cashless exercise provision of the Pre-Funded Warrants. The Pre-Funded Warrants may be exercised at such time by means of a “cashless exercise” in which, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise the net number of shares of common stock determined according to a formula set forth in the Pre-Funded Warrants.

In the event of certain fundamental transactions (as described in the Pre-Funded Warrants), a holder of Pre-Funded Warrants will be entitled to receive, upon exercise of the Pre-Funded Warrants, the kind and amount of securities, cash or other property that such holder would have received had they exercised the Pre-Funded Warrants immediately prior to such fundamental transaction without regard to any limitations on exercise contained in the Pre-Funded Warrants.

Except for the right to participate in certain dividends and distributions and as otherwise provided in the Pre-Funded Warrants or by virtue of a holder’s ownership of our common stock, the holders of the Pre-Funded Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their warrants.

Common Warrants

The Common Warrants have an exercise price of $0.7568 per share of common stock and expire on October 25, 2030. The exercise price and number of shares of common stock issuable upon exercise of the Common Warrants may be adjusted upon the occurrence of specific events, including stock dividends, stock splits, reclassifications subdivisions, and combinations of the Company’s common stock.

We issued the Common Warrants in certificated form. A holder of a Common Warrant certificate may exercise such Common Warrant with the notice of exercise form attached to the Common Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price for the number of Common Warrants being exercised.

Under the terms of the Common Warrants, a holder (together with its affiliates) may not exercise any portion of a Common Warrant to the extent that the holder would beneficially own more than 4.99% or 9.99% (the percentage that was elected by each holder prior to the issuance of the Common Warrants) of our common stock outstanding immediately after exercise. However, upon at least 61 days’ prior notice from the holder to the Company, a holder with a 4.99% or 9.99% beneficial ownership blocker may increase or decrease the amount of beneficial ownership of outstanding common stock after exercising the holder’s Common Warrants up to 19.99% of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Common Warrants.

The holders of the Common Warrants must pay the exercise price upon exercise of the Common Warrants, unless such holders are utilizing the net exercise provision of the Common warrants. The Common Warrants may be exercised at such time by means of a “net exercise” in which, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise the net number of shares of common stock determined according to a formula set forth in the Common Warrants.

In the event of certain fundamental transactions (as described in the Common Warrants), a holder of Common Warrants will be entitled to receive, upon exercise of the Common Warrants, the kind and amount of securities, cash, assets or any other property that such holder would have received had they exercised the Common Warrants immediately prior to such fundamental transaction without regard to any limitations on exercise contained in the Common Warrants.

Except for the right to participate in certain dividends and distributions and as otherwise provided in the Common Warrants or by virtue of a holder’s ownership of our common stock, the holders of the Common Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their warrants.

We do not intend to apply for listing of the Pre-Funded Warrants or Common Warrants on any securities exchange or other trading system.

Private Placement Registration Rights

We have also agreed to file a registration statement with the SEC on or before November 28, 2023 to register for resale under the Securities Act of 1933, as amended (the “Securities Act”) all of the shares of our common stock issued and shares of our common stock issuable upon exercise of the Pre-Funded Warrants and the Common Warrants, in each case, pursuant to the Purchase Agreement, and we have further agreed to use our reasonable best efforts to cause such registration statement to be declared effective within the earlier of (i) 30 days following the filing date (or January 23, 2024, if the SEC reviews and has written comments to the registration statement) and (ii) the fifth trading day after we are notified by the SEC that the registration statement will not be reviewed or will not be subject to further comments from the SEC. This registration statement on Form S-3 is being filed with the SEC in accordance with the aforementioned obligations.

Anti-takeover Effects of Provisions of our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws and Delaware Law

Some provisions of Delaware law and our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that could make the following transactions more difficult: acquisition of us by means of a tender offer; acquisition of us by means of a proxy contest or otherwise; or removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits persons deemed “interested stockholders” from engaging in a “business combination” with a publicly-held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, beneficially owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination”

includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, such as discouraging takeover attempts that might result in a premium over the market price of our common stock.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to institute a change of control of our company. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

Special Stockholder Meetings

Our amended and restated bylaws provide that a special meeting of stockholders may only be called by our board of directors, Chief Executive Officer or, in the absence of a chief executive officer, our President.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Elimination of Stockholder Action by Written Consent

Our amended and restated certificate of incorporation and our amended and restated bylaws eliminate the right of stockholders to act by written consent without a meeting.

Classified Board; Election and Removal of Directors; Filling Vacancies

Our board of directors is divided into three classes. The directors in each class serve for a three-year term, one class being elected each year by our stockholders. Only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors. Our amended and restated certificate of incorporation provides for the removal of any of our directors only for cause and requires a stockholder vote by the holders of at least a 66-2/3% of the voting power of the then outstanding voting stock. Furthermore, any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of the board, may only be filled by a resolution of the board of directors unless the board of directors determines that such vacancies will be filled by the stockholders. This system of electing and removing directors and filling vacancies may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of our directors.

Choice of Forum

Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our amended and restated certificate of incorporation, our amended and restated bylaws or as to which the Delaware General Corporation Law confers jurisdiction to the Court of Chancery of the State of Delaware; or any action asserting a claim against us that is governed by the internal affairs doctrine. Our amended and restated certificate of incorporation also provides that the federal district courts of the United States of America are the exclusive forum for the resolution of any complaint asserting a cause of action against us or any of our directors, officers, employees or agents and arising under the Securities Act of 1933, as amended.

We believe these provisions may benefit us by providing increased consistency in the application of Delaware law and federal securities laws by chancellors and judges, as applicable, particularly experienced in resolving corporate disputes, efficient administration of cases on a more expedited schedule relative to other forums and protection against the burdens of multi-forum litigation. However, these provisions may have the effect of discouraging lawsuits against our directors and officers. The choice of forum provision requiring that the Court of Chancery of the State of Delaware or the federal district courts of the United States of America be the exclusive forum for certain actions would not apply to suits brought to enforce any liability or duty created by the Exchange Act.

Our exclusive forum provision does not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder, and our stockholders are not deemed to have waived our compliance with these laws, rules and regulations.

Although our amended and restated certificate of incorporation contains the choice of forum provisions described above, it is possible that a court could find that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable.

Amendment of Certificate of Incorporation Provisions

The amendment of any of the above provisions, except for the provision making it possible for our board of directors to issue undesignated preferred stock, would require approval by a stockholder vote by the holders of at least a 66-2/3% of the voting power of the then outstanding voting stock.

The provisions of the Delaware General Corporation Law, our amended and restated certificate of incorporation and our amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Limitation on Liability and Indemnification

As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our amended and restated certificate of incorporation and amended and restated bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our amended and restated certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, our amended and restated bylaws provide that:

•	we shall indemnify our directors and officers, and may indemnify our employees and agents, to the fullest extent permitted by the DGCL, subject to limited exceptions;

•

we shall advance expenses to our directors and officers and may advance expenses to our employees and agents in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to limited exceptions; and

•	the rights provided in our amended and restated bylaws are not exclusive.

Our amended and restated certificate of incorporation and our amended and restated bylaws provide for the indemnification provisions described above and elsewhere herein. We have entered into separate indemnification agreements with our officers and directors which may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

The Nasdaq Global Select Market Listing

Our common stock is listed on the Nasdaq Global Select Market under the trading symbol “ALGS.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Co. The transfer agent and registrar’s address is 1 State Street, 30th Floor, New York, NY 10004.

SELLING SECURITYHOLDERS

This prospectus relates to the possible resale by certain of the Selling Securityholders from time to time of up to an aggregate of 168,725,925 shares of our common stock, which consists of (i) 31,429,266 shares of our common stock, (ii) 81,054,686 shares of our common stock issuable upon the exercise of the Pre-Funded Warrants, and (iii) 56,241,973 shares of our common stock issuable upon the exercise of the Common Warrants. The term “Selling Securityholders” includes donees, pledgees, assignees, transferees or other successors-in-interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer.

On October 23, 2023, we entered into the Purchase Agreement with the Selling Securityholders, pursuant to which we sold in a private placement (i) 31,429,266 shares of our common stock, (ii) accompanying Pre-Funded Warrants to purchase up to 81,054,686 shares of our common stock and (iii) accompanying Common Warrants to purchase up to 56,241,973 shares of our common stock, for an aggregate purchase price of $92,149,996.

The following table sets forth information concerning the shares of common stock that may be offered from time to time by each Selling Securityholder. The number of shares beneficially owned by each Selling Securityholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the Selling Securityholder has sole or shared voting power or investment power. Percentage ownership prior to this offering is based on 71,839,510 shares of common stock outstanding as of October 31, 2023 and percentage ownership after this offering is based on 209,136,169 shares of common stock outstanding as of October 31, 2023 and this post-offering figure also includes the shares of common stock subject to Warrants. The table below does not reflect ownership of outstanding shares of our non-voting common stock. In computing the number of shares beneficially owned by a Selling Securityholder and their percentage ownership, shares of common stock subject to options, warrants or other rights held by such Selling Securityholder that are currently exercisable or will become exercisable within 60 days of October 31, 2023 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other Selling Securityholder. For purposes of this table, we have assumed that the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering (including all shares of common stock issuable upon exercise of the Warrants). Each of the Selling Securityholders listed has sole voting and investment power with respect to the shares beneficially owned by the Selling Securityholder unless noted otherwise.

The information in the following table has been provided to us by or on behalf of the Selling Securityholders and the Selling Securityholders may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. A Selling Securityholder may sell all, some or none of its securities in this offering. See the section titled “Plan of Distribution.”

	Prior to Offering			After Offering
Selling Securityholder	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned	Number of Shares Offered	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Entities affiliated with Baker Bros. Advisors LP(1)	3,664,013	4.99%	67,749,022	2,076,400	*
Armistice Capital LLC(2)	6,877,875	9.57%	36,619,842	42,772	*
Deep Track Biotechnology Master Fund, Ltd.(3)	7,295,967	9.99%	27,464,701	—	*
Roche Finance Ltd(4)	11,025,941	15.35%	11,900,401	3,092,340	1.5%
Alyeska Master Fund, L.P.(5)	7,418,299	9.99%	10,985,433	118,342	*
Entities Affiliated with EcoR1 Capital LLC(6)	7,264,147	9.99%	9,154,825	3,948,360	1.9%
Entities affiliated with HHLR Advisors, Ltd.(7)	5,971,426	8.17%	3,661,662	2,309,764	1.1%
Lawrence Blatt, Ph.D.(8)	4,498,530	6.11%%	915,415	3,583,115	1.7%
James Scopa(9)	316,290	*	274,624	41,666	*

*	Indicates beneficial ownership of less than 1% of the total outstanding common stock.
(1)

For entities affiliated with Baker Bros. Advisors LP, beneficial ownership “Prior to the Offering” is comprised of an aggregate of 3,664,013 shares of common stock, which consists of (i) 139,984 shares of common stock held by 667, L.P., (ii) 1,936,416 shares of common stock held by Baker Brothers Life Sciences, L.P. (“BBLS” and together with 667, L.P., the “Baker Funds”), and (iii) an aggregate of 1,587,613 shares of common stock issuable upon exercise of the Warrants held by the Baker Funds. Baker Bros. Advisors LP is the management company and investment advisor to the Baker Funds and has sole voting and investment power with respect to the shares held by the Baker Funds. Baker Bros. Advisors (GP) LLC is the sole general partner of Baker Bros. Advisors LP. Julian C. Baker and Felix J. Baker are managing members of Baker Bros. Advisors (GP) LLC. Baker Bros. Advisors (GP) LLC, Felix J. Baker, Julian C. Baker and Baker Bros. Advisors L.P. may be deemed to be beneficial owners of the securities directly held by the Baker Funds. Julian C. Baker, Felix J. Baker, Baker Bros. Advisors L.P. and Baker Bros. Advisors (GP) LLC disclaim beneficial ownership of all shares held by the Baker Funds, except to the extent of their indirect pecuniary interest therein. The number of shares of common stock into which the Warrants are convertible is limited to that number of shares of common stock which would result in the Baker Funds having an aggregate beneficial ownership of no more than 4.99% of the total issued and outstanding shares of the Company’s common stock. The beneficial ownership “Prior to Offering” excludes an aggregate of 66,161,409 shares of common stock issuable upon the exercise of the Warrants due to the 4.99% beneficial ownership blocker. “Number of Shares Offered” is comprised of (i) 45,166,015 shares of common stock issuable upon the exercise of the Pre-Funded Warrants held by the Baker Funds and (ii) 22,583,007 shares of common stock issuable upon the exercise of Common Warrants held by the Baker Funds. BBLS directly owns 41,647,853 Pre-Funded Warrants and 20,823,926 Common Warrants, 667, L.P. directly owns 3,518,162 Pre-Funded Warrants and 1,759,081 Common Warrants. The business address of Baker Bros. Advisors LP, Baker Bros. Advisors (GP) LLC, Julian C. Baker and Felix J. Baker is 860 Washington Street, 3rd Floor, New York, NY 10014.

(2)

Armistice Capital Master Fund Ltd.’s (the “Master Fund”) beneficial ownership “Prior to the Offering” is comprised of 6,877,875 shares of common stock held by the Master Fund. The securities are directly held by the Master Fund, a Cayman Islands exempted company, and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and

(ii) Steven Boyd, as the Managing Member of Armistice Capital. The number of shares of common stock into which the Common Warrants are convertible is limited to that number of shares of common stock which would result in the Master Fund having an aggregate beneficial ownership of no more than 4.99% of the total issued and outstanding shares of the Company’s common stock. The number of shares of common stock into which the Pre-Funded Warrants are convertible is limited to that number of shares of common stock which would result in the Master Fund having an aggregate beneficial ownership of no more than 9.99% of the total issued and outstanding shares of the Company’s common stock. The beneficial ownership “Prior to Offering” excludes an aggregate of 29,784,739 shares of common stock issuable upon the exercise of the Warrants due to the beneficial ownership blockers. “Number of Shares Offered” is comprised of (i) 6,835,103 shares of common stock, (ii) 17,578,125 shares of common stock issuable upon the exercise of the Pre-Funded Warrants held by the Master Fund and (iii) 12,206,614 shares of common stock issuable upon the exercise of Common Warrants held by the Master Fund. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.
(3)

Deep Track Biotechnology Master Fund Ltd.’s (the “Deep Track Master Fund”) beneficial ownership “Prior to the Offering” is comprised of an aggregate of 7,295,967 shares of common stock, which consists of (i) 6,102,770 shares of common stock held by the Deep Track Master Fund and (ii) an aggregate of 1,193,197 shares of common stock issuable upon exercise of the Warrants held by Deep Track Master Fund. The number of shares of common stock into which the Warrants are convertible is limited to that number of shares of common stock which would result in the Deep Track Master Fund having an aggregate beneficial ownership of no more than 9.99% of the total issued and outstanding shares of the Company’s common stock. Deep Track Capital, LP, or the Investment Manager serves as the investment manager to the Deep Track Master Fund and may be deemed to beneficially own such shares. Deep Track Capital GP, LLC, or the General Partner, is the General Partner of the Investment Manager. David Kroin is the Chief Investment Officer of the Investment Manager and managing member of the General Partner and may be deemed to beneficially own such shares. The beneficial ownership “Prior to Offering” excludes an aggregate of 20,168,734 shares of common stock issuable upon the exercise of the Warrants due to the 9.99% beneficial ownership blocker. “Number of Shares Offered” is comprised of (i) 6,102,770 shares of common stock, (ii) 12,207,031 shares of common stock issuable upon the exercise of the Pre-Funded Warrants held by the Deep Track Master Fund and (iii) 9,154,900 shares of common stock issuable upon the exercise of Common Warrants held by the Deep Track Master Fund. The business address of the Deep Track Master Fund, the Investment Manager, the General Partner and Mr. Kroin is 200 Greenwich Avenue, 3rd Floor, Greenwich, CT 06830.

(4)

Roche Finance Ltd’s (“Roche Finance”) beneficial ownership “Prior to the Offering” is comprised of an aggregate of 11,025,941 shares of common stock held by Roche Finance. Roche Holding Ltd (“Roche Holding”) may be deemed to have beneficial ownership of the shares and Common Warrants directly beneficially owned by Roche Finance, its wholly-owned subsidiary. Roche Finance and Roche Holding have shared voting and dispositive power over the shares reported. The number of shares of common stock into which the Warrants are convertible is limited to that number of shares of common stock which would result in Roche Finance having an aggregate beneficial ownership of no more than 9.99% of the total issued and outstanding shares of the Company’s common stock. The beneficial ownership “Prior to Offering” excludes an aggregate of 3,966,800 shares of common stock issuable upon the exercise of the Warrants due to the 9.99% beneficial ownership blocker. “Number of Shares Offered” is comprised of (i) 7,933,601 shares of common stock and (ii) 3,966,800 shares of common stock issuable upon the exercise of Common Warrants held by Roche Finance. Roche Finance directly owns (i) 7,933,601 shares of common stock and (ii) 3,966,800 Common Warrants. The address for Roche Finance and Roche Holding is Grenzacherstrasse 122, 4070 Basel, Switzerland.

(5)

Alyeska Master Fund, L.P.’s beneficial ownership “Prior to the Offering” is comprised of an aggregate of 7,418,299 shares of common stock, which consists of (i) 5,000,558 shares of common stock held by Alyeska Master Fund, L.P. and (ii) an aggregate of 2,417,741 shares of common stock issuable upon exercise of the Warrants held by Alyeska Master Fund, L.P. Alyeska Investment Group, L.P., the investment manager of Alyeska Master Fund, L.P., has voting and investment control of the shares held by Alyeska Master Fund, L.P. The general partner of Alyeska Master Fund, L.P. is Alyeska Fund GP, LLC. Anand Parekh is the

Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by the Alyeska Master Fund, L.P. The number of shares of common stock into which the Warrants are convertible is limited to that number of shares of common stock which would result in Alyeska Master Fund, L.P. having an aggregate beneficial ownership of no more than 9.99% of the total issued and outstanding shares of the Company’s common stock. The beneficial ownership “Prior to Offering” excludes an aggregate of 3,685,476 shares of common stock issuable upon the exercise of the Warrants due to the 9.99% beneficial ownership blocker. “Number of Shares Offered” is comprised of (i) 5,000,558 shares of common stock, (ii) 2,441,406 shares of common stock issuable upon the exercise of the Pre-Funded Warrants held by Alyeska Master Fund, L.P. and (iii) 3,661,811 shares of common stock issuable upon the exercise of Common Warrants held by Alyeska Master Fund, L.P. The registered address of Alyeska Master Fund, L.P. is at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street George Town, Grand Cayman, KY1-1104, Cayman Islands. Alyeska Investment Group, L.P. is located at 77 W. Wacker, Suite 700, Chicago IL 60601.
(6)

For entities affiliated with EcoR1 Capital LLC beneficial ownership “Prior to the Offering” is comprised of an aggregate of 7,264,147 shares of common stock, which consists of (i) 6,022,218 shares of common stock held by EcoR1 Capital Fund Qualified, L.P. (“Qualified Fund”), (ii) 367,250 shares of common stock held by EcoR1 Capital Fund, L.P. (“Capital Fund”, and together with Qualified Fund, the “EcoR1 Capital Funds”), and (iii) an aggregate of 874,679 shares of common stock issuable upon exercise of the Warrants held by the EcoR1 Capital Funds. EcoR1 Capital, LLC (“EcoR1”) is the general partner of EcoR1 Capital Funds. Oleg Nodelman is the control person of EcoR1 and may be deemed to share dispositive voting power over the shares held by the EcoR1 Capital Funds. Mr. Nodelman and EcoR1 both disclaim beneficial ownership of all shares except to the extent of their pecuniary interest. The number of shares of common stock into which the Warrants are convertible is limited to that number of shares of common stock which would result in the EcoR1 Capital Funds having an aggregate beneficial ownership of no more than 9.99% of the total issued and outstanding shares of the Company’s common stock. The beneficial ownership “Prior to Offering” excludes an aggregate of 5,839,038 shares of common stock issuable upon the exercise of the Warrants due to the 9.99% beneficial ownership blocker. “Number of Shares Offered” is comprised of (i) 136,702 shares of common stock held by Capital Fund, (ii) 2,304,406 shares of common stock held by Qualified Fund, (iii) 205,078 shares of common stock issuable upon the exercise of the Pre-Funded Warrants held by Capital Fund, (iv) 3,457,031 shares of common stock issuable upon the exercise of Pre-Funded Warrants held by Qualified Fund, (v) 170,890 shares of common stock issuable upon the exercise of Common Warrants held by Capital Fund and (vi) 2,880,718 shares of common stock issuable upon the exercise of Common Warrants held by Qualified Fund. The address for EcoR1 Capital LLC, the EcoR1 Capital Funds and Oleg Nodelman is 357 Tehama Street #3, San Francisco, CA.

(7)

HHLR Fund, L.P.’s beneficial ownership “Prior to the Offering” is comprised of an aggregate of 5,971,426 shares of common stock, which consists of (i) 2,844,681 shares of common stock held by HHLR Fund, L.P, (ii) 1,906,191 shares of common stock held by funds managed by Hillhouse Investment Management, Ltd. (“HIM”), and (iii) an aggregate of 1,220,554 shares of common stock issuable upon exercise of the Warrants held by HHLR Fund, L.P. HHLR Advisors, Ltd. (“HHLR”) acts as the sole investment manager of HHLR Fund, L.P. HHLR and HIM are under common control and share certain policies, personnel and resources. Accordingly, each of HHLR and HIM has shared voting and dispositive power of the common stock beneficially owned by each of HHLR and HIM. The number of shares of common stock into which the Warrants are convertible is limited to that number of shares of common stock which would result in HHLR Fund, L.P. having an aggregate beneficial ownership of no more than 9.99% of the total issued and outstanding shares of the Company’s common stock. “Number of Shares Offered” is comprised of (i) 2,441,108 shares of common stock and (ii) 1,220,554 shares of common stock issuable upon the exercise of Common Warrants held by HHLR Fund, L.P. The principal business address of HHLR Fund, L.P., HHLR and HIM is 8 Marina Boulevard, Marina Bay Financial Centre Tower 1, Level 28, Singapore.

(8)

Lawrence M. Blatt, Ph.D.’s beneficial ownership “Prior to the Offering” is comprise of an aggregate of 4,498,530 shares of common stock, which consists of (i) 1,847,575 shares of common stock directly held by Lawrence M. Blatt, (ii) 113,423 shares of common stock directly held by the Lawrence M. Blatt Living

Trust dated 8/27/14 of which Dr. Blatt is the trustee, (iii) 122,601 shares of common stock directly held by PENSCO Trust Company LLC FBO Dr. Lawrence Blatt IRA, (iv) 18,517 shares of common stock directly held by the Zachary David Blatt Irrevocable Trust dated 8/24/14, (v) 18,517 shares of common stock directly held by Zoe Anne Blatt Irrevocable Trust 8/24/14, (vi) an aggregate of 305,138 shares of common stock issuable upon exercise of the Warrants held by Dr. Blatt and (vii) 1,462,482 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of October 31, 2023. The number of shares of common stock into which the Warrants are convertible is limited to that number of shares of common stock which would result in Dr. Blatt having an aggregate beneficial ownership of no more than 19.99% of the total issued and outstanding shares of the Company’s common stock. “Number of Shares Offered” is comprised of (i) 610,277 shares of common stock and (ii) 305,138 shares of common stock issuable upon the exercise of the Pre-Funded Warrants held by Dr. Blatt. Dr. Blatt is our Chief Executive Officer and Chairman of our Board of Directors. The address of Dr. Blatt is c/o Aligos Therapeutics, Inc., One Corporate Dr., 2nd Floor, South San Francisco, CA 94080.
(9)

James Scopa’s beneficial ownership “Prior to the Offering” is comprised of an aggregate of 316,290 shares of common stock, which consists of (i) 183,083 shares of common stock, (ii) 41,466 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of October 31, 2023, and (iii) an aggregate of 91,541 shares of common stock issuable upon exercise of the Warrants held by Mr. Scopa. The number of shares of common stock into which the Warrants are convertible is limited to that number of shares of common stock which would result in Mr. Scopa having an aggregate beneficial ownership of no more than 19.99% of the total issued and outstanding shares of the Company’s common stock. “Number of Shares Offered” is comprised of (i) 183,083 shares of common stock and (ii) 91,541 shares of common stock issuable upon the exercise of the Pre-Funded Warrants held by Mr. Scopa. Mr. Scopa is a member of our Board of Directors. The address of Mr. Scopa is c/o Aligos Therapeutics, Inc., One Corporate Dr., 2nd Floor, South San Francisco, CA 94080.

PLAN OF DISTRIBUTION

The Selling Securityholders, which as used herein shall include donees, pledgees, assignees, transferees or other successors-in-interest selling shares of common stock or interests in such securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests therein on any stock exchange, market or trading facility on which the shares of common stock are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Securityholders may use any one or more of the following methods when disposing of shares of common stock or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares of common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through agreements between broker-dealers and the Selling Securityholders to sell a specified number of such shares of common stock at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b) or other applicable provision of the Securities Act amending the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer the shares of common stock in other circumstances, in which case the pledgees, transferees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our shares of common stock or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of common stock in the course of hedging the positions they assume. The Selling Securityholders may also sell shares of common stock short and deliver these securities to close out their short positions, or loan or pledge the shares of common stock to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into options or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to each such broker-dealer or other financial institution of shares of common stock offered by this prospectus, which shares of common stock such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Securityholders from the sale of the shares of common stock offered by them will be the purchase price of the shares of common stock less discounts or commissions, if any. Each of the

Selling Securityholders reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of shares of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the Warrants by payment of cash, however, we will receive the exercise price of the Warrants.

The Selling Securityholders also may resell all or a portion of the shares of common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The Selling Securityholders and any underwriters, broker-dealers or agents that participate in the sale of the shares of common stock or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares of common stock may be underwriting discounts and commissions under the Securities Act. Selling Securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of common stock to be sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the shares of common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares of common stock in the market and to the activities of the Selling Securityholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares of common stock against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Securityholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares of common stock offered by this prospectus.

We have agreed with the Selling Securityholders to use commercially reasonable efforts to keep the registration statement of which this prospectus constitutes a part continuously effective until the earlier of (1) such time as all of the shares of common stock covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which all of the shares of common stock may be sold without restriction pursuant to Rule 144 of the Securities Act.

LEGAL MATTERS

The validity of the common stock being offered by this prospectus will be passed upon for us by Latham & Watkins LLP, Menlo Park, California. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement. Certain attorneys of Latham & Watkins LLP beneficially own an aggregate of less than 1% of our common stock.

EXPERTS

The consolidated financial statements of Aligos Therapeutics, Inc. appearing in Aligos Therapeutics, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2022, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.